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                                                                      EXHIBIT 12


                    STATEMENT REGARDING COMPUTATION OF RATIOS
                          (In thousands, except ratios)

                      GLOBALSTAR TELECOMMUNICATIONS LIMITED
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                             Six months
                                                                                                                ended
                                                                                                            June 30, 1997
                                                                                                            -------------
Earnings:
    Net loss                                                                                                 $   (10,703)
       Add:
         Equity in loss of Globalstar, L.P.                                                                      10,703
         Interest expense                                                                                        10,601
                                                                                                             -----------
Earnings available to cover fixed charges(1)                                                                 $    10,601
                                                                                                             ===========
Fixed charges - interest expense                                                                             $    10,601
                                                                                                             ===========
Ratio of earnings to fixed charges                                                                                    1x
                                                                                                             ===========

---------------

(1) The earnings of GTL available to cover fixed charges, consist solely of dividends from Globalstar, L.P. on the Redeemable Preferred Partnership Interests held by GTL.


                                GLOBALSTAR, L.P.
                  DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES



                                                                                                           Cumulative
                                                                                                         March 23, 1994
                                                                             Six months                 (Commencement of
                                                                                ended                    operations) to
                                                                            June 30, 1997                 June 30, 1997
                                                                            -------------                 -------------
Net loss                                                                       $  (32,254)                   $ (181,381)
Preferred distribution and related increase in Redeemable
      Preferred Preferred Partnership Interests                                   (10,601)                   $  (27,924)
                                                                               -----------                   -----------
Deficiency of earnings to cover fixed charges                                  $  (42,855)                   $ (209,305)
                                                                               ===========                   ===========

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